Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Reports 2009 Third Quarter Earnings of $0.3 Million

Business Editors - New York – (Business Wire – October 16, 2009)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported net earnings for the third quarter of 2009 (“Q3-09”) of $0.3 million, or $0.04 per diluted common share, compared to $2.6 million, or $0.32 per share, for the third quarter of 2008 (“Q3-08”). The decrease in net earnings was due a $2.1 million increase in noninterest expenses, a $2.2 million decrease in noninterest income and $0.4 million of dividend requirements related to outstanding preferred stock held by the U.S. Treasury under the TARP program. The aggregate of these items was partially offset by a $1.4 million decrease in the provision for income tax expense and a $1.0 million decrease in the provision for loan losses.

Noninterest expenses increased to $7.4 million in Q3-09 from $5.3 million in Q3-08 primarily due to a $0.8 million (204%) increase in FDIC insurance premiums due to higher rates for all FDIC insured banks, a $0.6 million increase in expenses associated with nonperforming assets resulting from $0.9 million related to one property that is not expected to recur, a $0.4 million increase in expense from the early retirement of higher-cost, fixed-rate debentures and a $0.2 million increase in compensation and benefits expense. The Company had 72 employees at September 30, 2009, compared to 70 at September 30, 2008.

Noninterest income decreased to $0.1 million in Q3-09 from $2.3 million in Q3-08 primarily due to a $0.9 million decrease in income from early repayment of loans, a $0.5 million decrease in deposit and loan service charge income and a $0.7 million impairment charge on trust preferred security investments due to the underlying collateral of these securities experiencing decreased interest payments.

Net interest and dividend income remained relatively unchanged at $11.0 million in Q3-09, compared to $11.1 million in Q3-08, as a lower net interest margin (1.86% in Q3-09 compared to 2.04% in Q3-08) was largely offset by a $23 million increase in net interest earning assets from the investment of TARP proceeds. The margin decreased primarily due to calls of $428 million of higher yielding U.S. government agency security investments (coupled with the reinvestment of the proceeds at lower market rates of 91 basis points) and a higher level ($1.3 million) of interest income not recorded on nonaccrual loans. These factors were partially offset by lower rates paid for deposits and adjustable-rate borrowings as well as the early retirement of all of the Company’s higher cost debentures. The yield on interest-earning assets decreased by 92 basis points to 5.24% in Q3-09, while the cost of funds decreased by 82 basis points to 3.75% in Q3-09.

The provision for loan losses decreased to $2.4 million in Q3-09, from $3.4 million in Q3-08. The decrease was largely a function of the full repayment of an $11.3 million impaired loan whose specific valuation allowance of $1.7 million was no longer required. The Company continues to be negatively impacted by the weak economy, increased vacancy rates and lower real estate values, all of which have resulted in a higher level of nonperforming assets. The Company’s effective income tax rate was 46% in Q3-09, compared to 44% in Q3-08.

Net earnings for the nine-months ended September 30, 2009 decreased by $5.6 million from the same period of 2008 due to a $6.8 million increase in noninterest expenses, a $4.2 million decrease in noninterest income and $1.2 million of preferred stock dividend requirements, partially offset by a $3.6 million decrease in the provision for income taxes, a $1.5 million increase in net interest and dividend income and a $1.5 million decrease in the provision for loan losses.

Total assets at September 30, 2009 were $2.38 billion, compared to $2.27 billion at December 31, 2008, reflecting an increase in security investments and foreclosed real estate, partially offset by a decrease in overnight investments and loans receivable. Securities held to maturity increased by $122 million to $598 million at September 30, 2009 and the portfolio had a weighted-average remaining contractual maturity and a yield of 4.6 years and 2.86%, respectively. The Company has never invested in CDOs, CMOs or stock of FNMA or FHLMC.

Total loans receivable, net of unearned fees, amounted to $1.70 billion at September 30, 2009, a $10 million decrease from $1.71 billion at December 31, 2008. The decrease was due to the aggregate of $143 million of principal repayments, $27.2 million of loans transferred to foreclosed real estate and $4.9 million of loan chargeoffs exceeding $165 million of new loan originations, primarily secured by commercial real estate. The originations were nearly all fixed-rate with a weighted-average yield and term of 6.71% and 5.1 years, respectively. New loan originations for the first nine-months of 2008 amounted to $327 million. The lower level of originations this year reflects a decrease in suitable lending opportunities for the Company.

Total nonperforming assets at September 30, 2009 amounted to $164.6 million, or 6.91% of total assets, compared $148.0 million, or 6.22% of total assets at June 30, 2009 and $117.7 million, or 5.18%, at December 31, 2008. At September 30, 2009, nonperforming assets were comprised of $131.7 million of nonaccrual loans, or 38 loans, and $32.9 million of real estate acquired through foreclosure, or 9 properties. At September 30, 2009, the Company also had $71.2 million of accruing restructured loans on which the Company has granted certain concessions to provide payment relief generally consisting of the deferral of principal payments and/or a partial reduction in interest payments for a period of time.

The Company is taking various steps to resolve its nonaccrual loans, including proceeding with foreclosures on many of the collateral properties, working with certain borrowers to provide payment relief and, in limited cases, accepting partial payment as full satisfaction of a nonaccrual loan. In Q3-09, nonperforming assets with an original carrying value of $23.3 million were repaid or sold for total proceeds of $22.8 million. The Company believes that concentrating its effort towards the individual collection of nonaccrual loans either through the restructure of certain loans or through the acquisition and eventual sale of the collateral properties will in most cases maximize the recovery of its investment. The ability to complete foreclosure or other proceedings to acquire and sell certain collateral properties however continues to be delayed by various factors including bankruptcy proceedings and an overloaded court system. As a result of these delays, the timing and amount of the resolution/disposition of nonaccrual loans as well as foreclosed real estate cannot be predicted with certainty. In addition, if the current downturn in commercial real estate values and local economic conditions in both New York and Florida as well as other factors noted above continue for an additional extended period, it could have an adverse impact on the Company’s future asset quality and level of nonperforming assets, charge offs and profitability. There can be no assurance that the Company will not have significant additional loan loss provisions or expenses in connection with the ultimate collection of nonaccrual loans or in carrying and disposing of foreclosed real estate. The Company does not own or originate construction/development loans or condominium conversion loans.

The total allowance for loan losses increased to $31.8 million at September 30, 2009, from $28.5 million at December 31, 2008, due to $6.9 million of loan loss provisions and a $1.3 million partial recovery of a prior chargeoff, partially offset by $4.9 million of new chargeoffs. The allowance represented 1.88% of total loans (net of deferred fees) at September 30, 2009, compared to 1.67% at December 31, 2008. At each date, a SFAS No. 114 specific valuation allowance (included as part of the overall allowance for loan losses) in the aggregate amount of $13.5 million and $8.2 million, respectively, was maintained on nonaccrual and restructured loans.

Total deposits at September 30, 2009 increased to $2.01 billion, from $1.86 billion at December 31, 2008, reflecting an increase of $140 million in money market accounts and a $6 million increase in interest checking and savings deposit accounts. Total borrowed funds and related interest payable at September 30, 2009 decreased to $107 million, from $149 million at December 31, 2008, reflecting the early repayment of $40 million of higher cost debentures. Total stockholders’ equity at September 30, 2009 increased to $213.6 million, from $212.0 million at December 31, 2008 primarily due to net earnings of $1.2 million for the period. At September 30, 2009, Intervest National Bank’s regulatory capital ratios were as follows: total capital to risk-weighted assets - 13.96%, Tier 1 capital to risk-weighted assets - 12.71% and Tier 1 capital to total average assets (leverage ratio) - 10.22%.

Intervest Bancshares Corporation is a holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest National Bank maintains capital ratios in excess of the regulatory requirements to be designated as a well-capitalized institution. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operations. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the SEC for further discussion of risks and uncertainties regarding the Company’s business. Historical results are not necessarily indicative of the future prospects of the Company.

Contact: Lowell S. Dansker, Chairman, Intervest Bancshares Corporation

One Rockefeller Plaza (Suite 400), New York, New York 10020-2002, Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended September 30,		Nine-Months Ended September 30,
Selected Operating Data:	2009	2008	2009	2008
Interest and dividend income	$30,939	$33,508	$92,422	$97,072
Interest expense	19,924	22,424	61,920	68,069
Net interest and dividend income	11,015	11,084	30,502	29,003
Provision for loan losses	2,396	3,446	6,939	8,462
Net interest and dividend income after provision for loan losses	8,619	7,638	23,563	20,541
Noninterest income	95	2,318	225	4,400
Noninterest expenses	7,336	5,276	19,829	12,991
Earnings before income taxes	1,378	4,680	3,959	11,950
Provision for income taxes	627	2,054	1,535	5,182
Net earnings before preferred dividend requirements	751	2,626	2,424	6,768
Preferred dividend requirements (1)	409	-	1,223	-
Net earnings available to common stockholders	$342	$2,626	$1,201	$6,768
Basic earnings per common share	$0.04	$0.32	$0.14	$0.82
Diluted earnings per common share	0.04	0.32	0.14	0.82
Cash dividends paid per common share	-	-	-	0.25
Average common shares used to calculate:
Basic earnings per common share	8,270,812	8,270,812	8,270,812	8,255,155
Diluted earnings per common share (2)	8,270,812	8,270,812	8,270,812	8,257,204
Common shares outstanding at end of period	8,270,812	8,270,812	8,270,812	8,270,812
Common stock options/warrants outstanding at end of period	952,012	132,040	952,012	132,040
Yield on interest-earning assets	5.24%	6.16%	5.35%	6.08%
Cost of funds	3.75%	4.57%	3.99%	4.73%
Net interest margin (3)	1.86%	2.04%	1.76%	1.82%
Return on average assets (annualized)	0.13%	0.48%	0.14%	0.42%
Return on average common equity (annualized)	1.58%	5.69%	1.71%	4.92%
Effective income tax rate	45.50%	43.89%	38.77%	43.36%
Efficiency ratio (4)	45%	25%	50%	30%
Total average loans outstanding	$1,734,983	$1,720,596	$1,729,587	$1,689,846
Total average securities outstanding	601,338	437,463	567,717	422,457
Total average short-term investments outstanding	7,071	5,642	13,498	20,961
Total average interest-earning assets outstanding	2,343,392	2,163,701	2,310,802	2,133,264
Total average assets outstanding	2,378,372	2,188,594	2,340,197	2,154,650
Total average interest-bearing deposits outstanding	$1,997,690	$1,775,307	$1,953,302	$1,766,829
Total average borrowings outstanding	111,247	177,270	121,156	154,456
Total average interest-bearing liabilities outstanding	2,108,937	1,952,577	2,074,458	1,921,285
Total average stockholders' equity	213,003	184,496	212,635	183,561

	At Sep 30,	At Jun 30,	At Mar 31,	At Dec 31,	At Sep 30,
Selected Financial Condition Information:	2009	2009	2009	2008	2008
Total assets	$2,382,170	$2,380,044	$2,317,613	$2,271,833	$2,180,746
Total cash and short-term investments	30,660	23,441	30,203	54,903	21,969
Total securities held to maturity	598,313	566,722	544,702	475,581	410,844
Total FRB and FHLB stock	9,929	9,929	9,657	8,901	10,912
Total loans, net of unearned fees	1,696,064	1,746,087	1,708,752	1,705,711	1,691,851
Total deposits	2,012,995	1,995,165	1,938,123	1,864,135	1,734,820
Total borrowed funds and accrued interest payable	107,547	118,035	122,194	149,566	210,551
Total preferred equity	23,370	23,273	23,177	23,080	-
Total common equity	190,249	189,864	189,440	188,894	186,230
Book value per common share	23.00	22.96	22.90	22.84	22.52
Total allowance for loan losses	$31,815	$32,054	$30,371	$28,524	$25,828
Total loan recoveries for the quarter	-	1,329	-	-	-
Total loan chargeoffs for the quarter	2,635	2,332	10	-	4,227
Total accruing troubled debt restructurings (5)	71,156	76,210	30,586	-	-
Total loans ninety days past due and still accruing	1,947	6,367	1,958	1,964	-
Total nonaccrual loans	131,742	129,784	119,305	108,610	82,759
Total foreclosed real estate	32,915	18,214	9,742	9,081	25,099
Allowance for loan losses/net loans	1.88%	1.84%	1.78%	1.67%	1.53%
(1)	Represents accrued dividends on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Diluted EPS includes shares that would be outstanding if dilutive common stock options/warrants were assumed to be exercised during the period. Outstanding options/warrants are dilutive when their exercise price is above the average market price of the Class A common stock during the reporting periods.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income.
(4)	Represents noninterest expenses (excluding provision for loan losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(5)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Nine-Months Ended Sep 30, 2009	Year Ended Dec 31, 2008	Year Ended Dec 31, 2007	Year Ended Dec 31, 2006	Year Ended Dec 31, 2005
Balance Sheet Highlights:
Total assets	$2,382,170	$2,271,833	$2,021,392	$1,971,753	$1,706,423
Asset growth rate	5%	12%	3%	16%	30%
Total loans, net of unearned fees	1,696,064	1,705,711	1,614,032	1,490,653	1,367,986
Loan growth rate	-1%	6%	8%	9%	35%
Total deposits	2,012,995	1,864,135	1,659,174	1,588,534	1,375,330
Deposit growth rate	8%	12%	4%	16%	38%
Loans/deposits (Intervest National Bank)	80%	85%	88%	84%	88%
Total borrowed funds and accrued interest payable	107,547	149,566	136,434	172,909	155,725
Preferred equity	23,370	23,080	-	-	-
Common equity	190,249	188,894	179,561	170,046	136,178
Common book value per share	23.00	22.84	22.23	20.31	17.41
Market price per common share	3.53	3.99	17.22	34.41	24.04
Asset Quality Highlights
Nonaccrual loans	$131,742	$108,610	$90,756	$3,274	$750
Foreclosed real estate	32,915	9,081	-	-	-
Accruing troubled debt restructurings (1)	71,156	-	-	-	-
Loans ninety days past due and still accruing	1,947	1,964	11,853	-	2,649
Allowance for loan losses	31,815	28,524	21,593	17,833	15,181
Loan recoveries	1,329	-	-	-	-
Loan chargeoffs	4,977	4,227	-	-	-
Allowance for loan losses/net loans	1.88%	1.67%	1.34%	1.20%	1.11%
Statement of Operations Highlights:
Interest and dividend income	$92,422	$128,497	$131,916	$128,605	$97,881
Interest expense	61,920	90,335	89,653	78,297	57,447
Net interest and dividend income	30,502	38,162	42,263	50,308	40,434
Provision for loan losses	6,939	11,158	3,760	2,652	4,075
Noninterest income	225	5,026	8,825	6,855	6,594
Noninterest expenses	19,829	18,873	12,876	13,027	10,703
Earnings before income taxes	3,959	13,157	34,452	41,484	32,250
Provision for income taxes	1,535	5,891	15,012	17,953	14,066
Net earnings before preferred dividend requirements	2,424	7,266	19,440	23,531	18,184
Preferred dividend requirements (2)	1,223	41	-	-	-
Net earnings available to common stockholders	$1,201	$7,225	$19,440	$23,531	$18,184
Basic earnings per common share	$0.14	$0.87	$2.35	$2.98	$2.65
Diluted earnings per common share	$0.14	$0.87	$2.31	$2.82	$2.47
Adjusted net earnings used to calculate diluted earnings per common share	$1,201	$7,225	$19,484	$23,679	$18,399
Average common shares used to calculate:
Basic earnings per common share	8,270,812	8,259,091	8,275,539	7,893,489	6,861,887
Diluted earnings per common share	8,270,812	8,267,781	8,422,017	8,401,379	7,449,658
Common shares outstanding	8,270,812	8,270,812	8,075,812	8,371,595	7,823,058
Net interest margin (3)	1.76%	1.79%	2.11%	2.75%	2.70%
Return on average assets	0.14%	0.34%	0.96%	1.28%	1.20%
Return on average common equity	1.71%	3.94%	11.05%	15.82%	16.91%
Effective income tax rate	38.77%	44.77%	43.57%	43.28%	43.62%
Efficiency ratio (4)	50%	33%	24%	23%	23%
Full-service banking offices	7	7	7	7	6

(1)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.

(2)	Represents accrued dividends on $25 million of 5% cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.

(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 1.81% for the nine-months ended Sep 30, 2009, 1.95% for 2008, 2.57% for 2007, 3.11% for 2006 and 2.94% for 2005.

(4)	Represents noninterest expenses (excluding provision for loan losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income. Noninterest expenses for 2006 included a one-time charge of $1.5 million.